SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004





                                    FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                     THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) October 13, 1997
                                  ----------------




                           GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48243-7301
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

















                                    - 1 -
ITEM 5. OTHER EVENTS

         On October 14, 1997, a news release was issued on the subject of third quarter consolidated earnings for General Motors (GM). The news release did not include financial statement footnotes and certain other financial information that will be filed with the Securities and Exchange Commission at a later date. The GM news release and related news releases for third quarter earnings of Hughes Electronics Corporation (Hughes), dated October 13, 1997, and General Motors Acceptance Corporation (GMAC), dated October 14, 1997, respectively, were as follows:

                                GM NEWS RELEASE

             GM REPORTS THIRD-QUARTER NET INCOME OF $1.1 BILLION
   NORTH AMERICAN OPERATIONS' THIRD-QUARTER FINANCIAL PERFORMANCE BEST EVER

      DETROIT -- General Motors Corp. (GM) reported today that net income for the third quarter of 1997 totaled $1.1 billion, or $1.35 per share of GM $1-2/3 par value common stock.

      That compares with $1.0 billion, or $1.23 per share in the third quarter of 1996, excluding the favorable effect of a nonrecurring adjustment to the corporation's plant-closing reserve. Including the adjustment, reported net income in the third quarter of 1996 was $1.3 billion, or $1.57 per share. Results for the third quarter of 1997 were the best for any third quarter in GM's history, excluding that 1996 favorable adjustment.

      GM's North American Operations (GM-NAO) reported its best-ever third-quarter financial performance, with net income totaling $423 million. That compares with $24 million in the third quarter of 1996, excluding the above-mentioned favorable plant-closing-reserve adjustment. GM-NAO's reported net income for the third quarter of 1996 was $277 million.

      "The continuing improvement at GM-NAO is a great example of what can be accomplished when you stay focused on reducing costs, and deliver exciting new products to customers," said GM Chairman, Chief Executive Officer and President John F. Smith, Jr.

      "The corporation's financial strength in the third quarter, which is typically the most challenging quarter for our industry, is a strong indication that our strategies are on target to strengthen GM's leadership position in the industry," Smith said.

      "Our record-setting performance for the year to date dramatically underscores our ongoing progress, with net income and earnings per share the highest we've ever reported for the nine-month period," Smith said. "Net income totaled $5.0 billion, or $6.35 per share, during the first nine months of 1997 -- an all-time record for the period when you back out EDS from prior years."

      Following is a snapshot of third-quarter-1997 results from GM's other automotive sectors:
      - Delphi Automotive Systems (Delphi) reported net income of $55 million in the third quarter of 1997, compared with $238 million in the third quarter of 1996.
      - GM International Operations (GMIO) reported net income of $137 million in the third quarter of 1997, compared with $323 million in the prior-year period.

Highlights of third-quarter-1997 results reported by GM's major subsidiaries included the following:
      - General Motors Acceptance Corporation (GMAC) reported net income of $312 million for the third quarter of 1997, compared with net income of $307 million in the third quarter of 1996.
      - Hughes Electronics Corporation (Hughes) reported third-quarter-1997 earnings of $240 million, compared with earnings of $252 million in the prior-year period.

      (See  additional   information  in  sections   detailing  GM  consolidated
financial data, individual automotive sector results, and "Highlights.")

GM CONSOLIDATED FINANCIAL DATA (with financing & insurance operations on an equity basis)

      Consolidated net income in the third quarter of 1997 totaled $1.1 billion, or $1.35 per share. That compares with $1.0 billion, or $1.23 per share in the third quarter of 1996, excluding the favorable effect of a nonrecurring adjustment to the corporation's plant-closing reserve, which totaled $253 million after taxes, or $0.34 per share. The strength of earnings in the third quarter of 1997 is even more evident considering the fact that earnings in the comparable period of 1996 were favorably affected by a substantially lower effective income-tax rate, which resulted in a benefit of $270 million, or $0.35 per share, compared with the third quarter of 1997.

      The corporation's pretax income was $1.0 billion in the third quarter of 1997, compared with $918 million in the third quarter of 1996.

      The corporation's after-tax net-profit margin -- reported net income as a percentage of net sales and revenues -- was 2.9 percent in the third quarter of 1997, compared with 3.7 percent in the third quarter of 1996.

      Cash and marketable securities totaled $14.6 billion at Sept. 30, 1997, compared with $14.5 billion at Sept. 30 1996, and $14.9 billion at June 30, 1997.

      Strong cash generation from operations made it possible to support capital-spending programs, adequately fund pension plans, continue to repurchase shares of GM common stock, and keep an appropriate level of cash reserves.

      Cash contributions to U.S. pension plans during the third quarter of 1997 totaled $1.1 billion. During the first nine months of 1997, cash contributions to the plans totaled $1.5 billion, which is expected to be adequate to maintain a fully funded status on an economic basis for the balance of the 1997 calendar year.

      In the third quarter of 1997, GM used approximately $850 million to acquire 13.7 million shares of GM $1-2/3 par value common stock. These purchases completed a $2.5 billion repurchase program that concluded July 31, and represent 14 percent of the second $2.5 billion repurchase program announced in August. A total of $2.8 billion in cash was used to repurchase 49.2 million shares under the two programs during the first nine months of 1997.

      Approval by the GM Board of Directors on October 6 of final terms of a series of related strategic transactions involving the company's Hughes Electronics subsidiary, "were another significant step to unlock stockholder value at GM," Smith said.

      Net sales and revenues in the third quarter of 1997 totaled $37.1 billion, compared with $34.6 billion in the same period last year.
      Following is a summary of financial performance for GM's automotive business sectors (see "Highlights" for additional information.)

GM NORTH AMERICAN OPERATIONS (GM-NAO)

      GM North American Operations' third-quarter-1997 net income totaled $423 million. That compares with $24 million in the third quarter of 1996, excluding the favorable effect of the previously mentioned plant-closing-reserve adjustment. Reported net income in the third quarter of 1996 totaled $277 million.

      GM-NAO reported pretax income of $608 million in the third quarter of 1997, compared with $238 million in the prior-year period.

      GM-NAO's net-profit margin was 1.8 percent in the third quarter of 1997, compared with 1.2 percent in the prior-year period.

      "By  continuing  to reduce costs and improve  efficiencies,  GM-NAO scored
significant   improvements  in  financial   performance   even  with  relatively
comparable sales volume," Smith said.

      The third-quarter-1997 results were favorably affected by continued improvement in the cost and profitability of GM's new vehicles, and improvements in material costs, manufacturing efficiencies, and engineering throughput. These gains were partially offset by higher incentive costs on carryover models in the intensely competitive U.S. market.

      "We're very pleased with the progress demonstrated by the GM-NAO team, but further improvements are necessary to meet our financial-performance targets, and that's why we must continue to grow our brands and increase vehicle sales," Smith said.

      GM vehicle deliveries in the United States in the third quarter of 1997 totaled 1,253,000 units, which resulted in a 31.7-percent share of the U.S. vehicle market, compared with 1,182,000 units, and a 30.4-percent share in the third quarter of 1996. (See additional information in "Highlights.")

      The higher market share is due in large part to the increased production of GM's newest products in North America, in particular new midsize passenger cars and vans. Sales are expected to remain strong in the remainder of the year as a result of the growing availability of all-new and redesigned 1998-model vehicles. These models include the Oldsmobile Intrigue, Buick Century and Regal, Chevrolet Prizm, and Cadillac Seville passenger cars, as well as Chevrolet Blazer, GMC Jimmy and Oldsmobile Bravada sport-utility vehicles.

DELPHI AUTOMOTIVE SYSTEMS (DELPHI)

      Delphi Automotive Systems reported net income of $55 million in the third quarter of 1997, compared with $238 million in the third quarter of 1996.

      Delphi reported pretax income of $30 million in the third quarter of 1997, compared with pretax income of $187 million in the prior-year period.

      Delphi's net-profit margin was 0.9 percent in the third quarter of 1997, compared with a net-profit margin of 3.7 percent in the prior-year period.

      Delphi's third-quarter-1997 results reflect the impact of price reductions driven by competitive pressures, and accompanying manufacturing start-up costs associated with a high level of product turnover in line with OEM new-model introductions. These factors were partially offset by material- and structural-cost improvements.

      "Delphi continues to expand globally," Smith said. "By refining its product portfolio, developing new business opportunities, and aggressively growing through new acquisitions and joint ventures, Delphi is creating a significant global presence."

      Delphi's third-quarter-1997 sales to customers outside the GM-NAO vehicle groups increased more than $67 million compared with the prior-year period and represented approximately 39 percent of total sales, including all joint ventures.

GM INTERNATIONAL OPERATIONS (GMIO)

      GM International Operations reported net income of $137 million for the third quarter of 1997, compared with net income of $323 million in the same period of 1996.

      GMIO reported pretax income of $168 million in the third quarter of 1997, compared with pretax income of $268 million in the third quarter of 1996.
      The net-profit margin for GMIO was 1.6 percent in the third quarter of 1997, compared with 3.9 percent in the prior-year period.

      "Third-quarter earnings reflect the intensely competitive market pressures in Europe, the launch of the Saab 9-5, and expenses related to GM's ambitious capacity expansion programs in key growth markets -- in particular the Latin American and the Asia-Pacific regions. The unfavorable impact on earnings from the capacity-expansion programs was offset somewhat by continued strong performance in Latin America," Smith said.

      GM's automotive operations in Europe reported a net loss of $21 million in the third quarter of 1997, compared with net income of $75 million in the third quarter last year.

      For the remainder of GM International Operations, which includes the Latin American and Asia and Pacific Operations, net income totaled $158 million in the third quarter of 1997, compared with $248 million in the prior-year period.

                                    # # #

     HIGHLIGHTS - Q3 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)               Three Months Ended
                                         September 30,
                                   ----------------------
                                        1997         1996
     ----------------------------  ---------   ----------

     Net sales and revenues
     Manufactured products            $37,103     $34,590
     Financial services                 3,162       3,179
     Other income                       1,625       1,309
                                    --------     --------
       Total net sales and revenues   $41,890     $39,078
                                    ========     ========
     .....................................................
     Total net sales and revenues(1)  $37,125     $34,607
     Gross profit margin percentage(1)   15.2%       14.4%
     .....................................................
     Income from continuing operations
       before income taxes(1,2)        $1,042        $918
     Effective income tax rate(1,3)      27.7%        2.9%
     .....................................................
       Consolidated net income(2)      $1,067      $1,271
       Plant closing reserve
         adjustment(2)                      -         253
                                       ------       ------
       Consolidated net income
         - excluding special item      $1,067      $1,018
                                      ======       ======
     .....................................................
     Net profit margin(1)                2.9%         3.7%
     .....................................................
     Earnings Attributable to Common Stocks
       $1-2/3 par value(2)               $964      $1,188
       Class H                             61          62
     .....................................................
     Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value(2)              $1.35       $1.57
       Plant closing reserve
         adjustment(2)                      -        0.34
                                       ------       ------
       Earnings attributable to
         $1-2/3 par value - excluding
         special item                   $1.35       $1.23
                                       =====       ======
         Class H                        $0.60       $0.63
     .....................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                 $0.50       $0.40
       Class H                          $0.25       $0.24
      .....................................................
     Book Value Per Share of Common Stocks
                        Sept. 30   Dec. 31     Sept. 30
                          1997      1996         1996
                        --------   -------     --------
       $1-2/3 par value  $30.17     $27.95      $25.95
       Class H           $15.09     $13.97      $12.98
     ....................................................



   See footnotes on page 9.


                                                                       continues

     HIGHLIGHTS - Q3 Financial Results
     (Dollars in Millions)            Three Months Ended
                                         September 30,
                                   ----------------------
                                         1997         1996
      ----------------------------  ---------   ----------
     Major Business Sector Results
       GM-NAO:
         Net sales and revenues       $24,047     $22,267
                                       ------      ------
         Pre-tax income                  $608        $238
         Income tax expense (credit)      172         (35)
         Equity income (loss)             (13)          4
                                       ------      ------
           GM-NAO net income(2)          $423        $277
                                       ======      ======
       Delphi:
         Net sales and revenues        $6,044      $6,370
                                       ------      ------
         Pre-tax income                   $30        $187
         Income tax credit                 (6)        (35)
         Minority interests                 2           4
         Equity income                     17          12
                                       ------      ------
           Delphi net income              $55        $238
                                       ======      ======
       GMIO:
         Net sales and revenues        $8,641      $8,260
                                       ------      ------
         Pre-tax income                  $168        $268
         Income tax expense (credit)       47         (35)
         Minority interests                18          (3)
         Equity income (loss)              (2)         23
                                       ------      ------
           GMIO net income(4)            $137        $323
                                       ======      ======
       GMAC net income                   $312        $307
       Hughes earnings                    240         252
       Other(5)                          (100)       (126)
                                       ------      ------
         Consolidated net income       $1,067      $1,271
                                       ======      ======
     .....................................................


   See footnotes on page 9.

                                                                       continues

     HIGHLIGHTS - Q3 Operating Information
                                      Three Months Ended
                                         September 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Worldwide Wholesale Sales (Units in 000s)
       United States:   Cars             651          661
                        Trucks           489          487
                                     -------      -------
         Total United States           1,140        1,148
       Canada and Mexico                 141          105
                                     -------      -------
           Total North America         1,281        1,253
       International                     845          752
                                     -------      -------
             Total Worldwide           2,126        2,005
                                     =======      =======
     ....................................................
     Vehicle Unit Deliveries (Units in 000s)
     United States
       Chevrolet - Cars                  260          258
                 - Trucks                380          361
       Pontiac                           163          134
       GMC                               118          110
       Buick                             120          109
       Oldsmobile                         82           85
       Saturn                             70           76
       Cadillac                           52           39
       Other                               8           10
                                      ------        -----
         Total United States           1,253        1,182
     Canada and Mexico                   149          111
                                      ------       ------
         Total North America           1,402        1,293
                                      ------       ------
     International
       Europe                            463          424
       Latin America, Africa, and the
         Middle East                     218          182
       Asia and Pacific                  161          164
                                      ------       ------
         Total International             842          770
                                      ------       ------
             Total Worldwide           2,244        2,063
                                      ======       ======
     ....................................................
     Market Share
       United States
         Cars                           33.7%         32.1%
         Trucks                         29.2%         28.4%
           Total                        31.7%         30.4%
       Western Europe                   11.1%         11.2%
       Latin America                    19.6%         19.1%
       Asia and Pacific                  5.0%          4.9%
             Total Worldwide            16.6%         16.1%
     ....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             22.5%         23.3%
       % Fleet Sales - Trucks           10.0%          7.5%
       Total Vehicles                   17.2%         16.8%
     ....................................................
     Days Supply of Inventory -- U.S.
     Gross Landed Stock
       Cars                               69            77
       Trucks                             90            99
     ....................................................
     Capacity Utilization %
     U.S. and Canada (2-shift rated)    89.9%         88.5%
     ....................................................
     Retail Incentives ($ per unit)
       GM-NAO                           $992          $764
       GM Europe                        $637          $556
     ....................................................
     See footnotes on page 9.
                                                                       continues

     HIGHLIGHTS - Q3 Operating Information
     (Dollars in Millions)
                                      Three Months Ended
                                         September 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Depreciation and amortization(1)
       Depreciation                   $1,081       $1,066
       Amortization of special tools     690          692
       Amortization of intangible
         assets                           59           40
                                       -----        -----
                                      $1,830       $1,798
                                       =====        =====
     ....................................................
     Worldwide Employment at September 30 (in 000s)
       GM-NAO                            239          245
       Delphi                            175          180
       GMIO                              116          110
       GMAC                               18           17
       Hughes                             87           84
       Other                              11           11
                                         ---          ---
         Total                           646          647
                                         ===          ===
     ....................................................
     Worldwide Payrolls                $7,464      $7,490
     ....................................................
     (1) Calculated with financing and insurance operations on an equity basis.
     (2) The third quarter 1996 results include a nonrecurring favorable adjustment of $409 million pretax, which is $253 million after-tax, or $0.34 per share of GM $1-2/3 par value common stock, reflecting a reduction to the corporation's plant closing reserve.
     (3) The low third quarter 1996 effective income tax rate resulted mainly from the favorable resolution of items related to GM's tax returns for prior years, overall foreign tax rates that were lower than the U.S. statutory rate, and reinstatement of research and experimentation credits for the last half of 1996.
     (4) GMIO Includes:                  Three Months Ended
                                            September 30,
                                         ------------------
                                         1997           1996
                                         ----           ----
                        GM Europe        $(21)           $75
                        Other GMIO       $158           $248
     (5) Includes Allison Transmission Division, GM Locomotive Group, and purchase accounting adjustments, as well as certain tax and foreign exchange items not allocated to any one business sector.

     HIGHLIGHTS - 9 Months Financial Results
     (Dollars in Millions Except
     Per Share Amounts)                Nine Months Ended
                                         September 30,
                                   ----------------------
                                        1997         1996
     ----------------------------  ---------   ----------

     Net sales and revenues
       Manufactured products         $114,267    $109,416
       Financial services               9,563       9,483
       Other income                     5,447       4,201
                                     --------    --------
         Total net sales and
           revenues                  $129,277    $123,100
                                     ========    ========
     .....................................................
     Total net sales and revenues(1) $114,323    $109,461
     Gross profit margin percentage(1)   16.5%       15.1%
     .....................................................
     Income from continuing operations
       before income taxes(1)          $5,798      $4,208
     Effective income tax rate(1)        33.3%       27.3%
     .....................................................
     Income from continuing
       operations                      $4,961      $4,167
     Income from discontinued
       operations(2)                        -          10
                                     --------    --------
       Consolidated net income         $4,961      $4,177
                                     ========    ========
     Net profit margin(1)                 4.3%        3.8%
     .....................................................
     Earnings Attributable to Common Stocks
       $1-2/3 par value(3)             $4,622      $3,887
       Class E(2)                           -          15
       Class H                            257         214
     .....................................................
     Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value(3)              $6.35       $5.14
       Class E(2)                           -        0.04
       Class H                           2.54        2.18
     .....................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                 $1.50       $1.20
       Class E                              -        0.30
       Class H                           0.75        0.72
      .....................................................


      See footnotes on page 13.


                                                                       continues

     HIGHLIGHTS - 9 Months Financial Results
     (Dollars in Millions)             Nine Months Ended
                                         September 30,
                                   ----------------------
                                        1997         1996
     ----------------------------  ---------   ----------
     Major Business Sector Results
       GM-NAO:
         Net sales and revenues       $74,729     $70,879
                                       ------      ------
         Pre-tax income                $2,418        $795
         Income tax expense               775         130
         Equity income                     18          38
                                       ------      ------
           GM-NAO net income           $1,661        $703
                                       ======      ======
       Delphi:
         Net sales and revenues       $19,486     $19,865
                                       ------      ------
         Pre-tax income                  $735        $838
         Income tax expense               236         197
         Minority interests                 8           -
         Equity income                     38          31
                                       ------      ------
           Delphi net income             $545        $672
                                       ======      ======
       GMIO:
         Net sales and revenues       $26,635     $26,358
                                       ------      ------
         Pre-tax income                $1,368      $1,477
         Income tax expense               444         344
         Minority interests                28          (9)
         Equity income (loss)             (10)         55
                                       ------      ------
           GMIO net income(4)            $942      $1,179
                                       ======      ======
       GMAC net income                 $1,022        $966
       Hughes earnings                  1,017         870
       Other(5)                          (226)       (223)
                                       ------      ------
         Income from continuing
           operations                   4,961       4,167
                                       ------      ------
       Income from discontinued
         operations(3)                      -          10
                                       ------      ------
         Consolidated net income       $4,961      $4,177
                                       ======      ======


      See footnotes on page 13.


                                                                       continues

     HIGHLIGHTS - 9 Months Operating Information
                                       Nine Months Ended
                                         September 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Worldwide Wholesale Sales (Units in 000s)
       United States:   Cars           2,054        2,066
                        Trucks         1,579        1,522
                                     -------      -------
         Total United States           3,633        3,588
       Canada and Mexico                 465          357
                                     -------      -------
           Total North America         4,098        3,945
       International                   2,464        2,332
                                     -------      -------
             Total Worldwide           6,562        6,277
                                     =======      =======
     ....................................................
     Vehicle Unit Deliveries (Units in 000s)
     United States
       Chevrolet - Cars                  765          858
                 - Trucks              1,122        1,127
       Pontiac                           477          423
       GMC                               351          345
       Buick                             325          334
       Oldsmobile                        228          256
       Saturn                            199          217
       Cadillac                          139          125
       Other                              22           23
                                      ------        -----
         Total United States           3,628        3,708
     Canada and Mexico                   432          345
                                      ------       ------
         Total North America           4,060        4,053
                                      ------       ------
     International
       Europe                          1,421        1,404
       Latin America, Africa, and
         the Middle East                 583          510
       Asia and Pacific                  455          474
                                      ------       ------
         Total International           2,459        2,388
                                      ------       ------
             Total Worldwide           6,519        6,441
                                      ======       ======
     ....................................................
     Market Share
       United States
         Cars                           32.5%        33.1%
         Trucks                         28.8%        28.9%
           Total                        30.8%        31.3%
       Western Europe                   11.3%        11.8%
       Latin America                    19.1%        19.5%
       Asia and Pacific                  4.5%         4.6%
             Total Worldwide            16.0%        16.4%
     ....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             25.1%        25.7%
       % Fleet Sales - Trucks           13.1%        10.8%
       Total Vehicles                   20.0%        19.6 %
     ....................................................
     Capacity Utilization %
     U.S. and Canada (2-shift rated)    92.5%        83.2%
     ....................................................
     Retail Incentives ($ per unit)
       GM-NAO                           $971         $688
       GM Europe                        $583         $488
     ....................................................

     See footnotes on page 13.


                                                                       continues

     HIGHLIGHTS - 9 Months Operating Information
     (Dollars in Millions Except
     Per Share Amounts)                 Nine Months Ended
                                          September 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Depreciation and amortization(1)
       Depreciation                   $3,208       $3,055
       Amortization of special tools   2,267        2,277
       Amortization of intangible
         assets                          152          103
                                       -----        -----
                                      $5,627       $5,435
                                       =====        =====
     ....................................................
     Worldwide Payrolls-Continuing
       Operations                    $22,828      $22,462
     ....................................................
     (1) Calculated with financing and insurance operations on an equity basis.
     (2) Through the June 7, 1996 split-off date of EDS.
     (3) $1-2/3 par value includes:
                                       Nine Months Ended
                                         September 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
           Earnings (loss) attributable to:
           Continuing operations       $4,622      $3,892
           Discontinued operations          -          (5)
                                        -----       -----
             Net earnings              $4,622      $3,887
                                        =====       =====
           Earnings (loss) per share attributable to:
           Continuing operations        $6.35       $5.15
           Discontinued operations         -        (0.01)
                                        -----       -----
             Net earnings per share     $6.35       $5.14
                                        =====       =====
     (4) GMIO includes:                Nine Months Ended
                                         September 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
                        GM Europe       $440         $679
                        Other GMIO      $502         $500
     (5) Includes Allison Transmission Division, GM Locomotive Group, and purchase accounting adjustments, as well as certain tax and foreign exchange items not allocated to any one business sector.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)


                                     Three Months Ended      Nine Months Ended
                                        September 30,          September 30,
                                      1997       1996        1997       1996
                                    ------------------     -------------------
                                 (Dollars in Millions Except Per Share Amounts)
Net sales and revenues
Manufactured products                $37,103   $34,590    $114,267    $109,416
Financial services                     3,162     3,179       9,563       9,483
Other income                           1,625     1,309       5,447       4,201
                                     -------   -------    --------    --------
    Total net sales and revenues      41,890    39,078     129,277     123,100
                                      ------    ------     -------     -------

Costs and expenses
Cost of sales and other operating charges,
  exclusive of items listed below     31,484    29,624      95,522      92,871
Selling, general, and administrative
  expenses                             3,884     3,632      11,459      10,280
Depreciation and amortization expenses 3,030     2,927       9,196       8,917
Interest expense                       1,508     1,423       4,469       4,258
Plant closing expense (adjustment)         -      (409)         80        (409)
Other deductions                         388       383         956       1,249
                                     -------   -------   ---------    --------
    Total costs and expenses          40,294    37,580     121,682     117,166
                                      ------    ------     -------     -------

Income from continuing operations
  before income taxes and minority
  interests                            1,596     1,498       7,595       5,934
Income taxes                             533       258       2,675       1,788
Minority interests                         4        31          41          21
                                     -------    ------     -------      ------
Income from continuing operations      1,067     1,271       4,961       4,167
Income from discontinued operations        -         -           -          10
                                    --------  --------   ---------      ------
    Net income                         1,067     1,271       4,961       4,177
Premium on exchange of preference stocks  26         -          26           -
Dividends on preference stocks            16        21          56          61
                                      ------    ------     -------      ------
    Earnings on common stocks         $1,025    $1,250      $4,879      $4,116
                                       =====     =====       =====       =====

Earnings attributable to common stocks
  $1-2/3 par value from continuing
  operations                            $964    $1,188     $4,622       $3,892
  Loss from discontinued operations        -         -           -          (5)
                                       -----  --------     -------    --------
    Net earnings attributable to
    $1-2/3 par value                    $964    $1,188     $4,622       $3,887
                                         ===     =====      =====        =====
  Income from discontinued operations
    attributable to Class E            $   -     $   -      $    -         $15
                                        ====      ====       =====          ==
  Net earnings attributable to Class H   $61       $62        $257        $214
                                          ==        ==         ===         ===

Average number of shares of common
  stocks outstanding (in millions)
    $1-2/3 par value                     713       756         728         756
    Class E                                -         -           -         470
    Class H                              102        99         101          98

Earnings per share attributable to
  common stocks
  $1-2/3 par value from continuing
  operations                           $1.35     $1.57        $6.35      $5.15
  Loss from discontinued operations        -         -            -      (0.01)
                                      ------    ------      -------       ----
    Net earnings attributable to
    $1-2/3 par value                   $1.35     $1.57        $6.35      $5.14
                                        ====      ====         ====       ====
  Income from discontinued operations
    attributable to Class E          $     -   $     -      $     -      $0.04
                                      ======    ======       ======       ====
  Net earnings attributable to Class H $0.60     $0.63        $2.54      $2.18
                                        ====      ====         ====       ====

Cash dividends per share of common
  stocks
    $1-2/3 par value                    $0.50     $0.40        $1.50     $1.20
    Class E                             $   -     $    -       $   -     $0.30
    Class H                             $0.25     $0.24        $0.75     $0.72

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                               Sept. 30,              Sept. 30,
                                                 1997     Dec. 31,      1996
                                              (Unaudited)   1996     (Unaudited)
                                                     (Dollars in Millions)
                                     ASSETS
Cash and cash equivalents                      $10,406    $14,063     $13,399
Other marketable securities                     10,490      8,199       6,421
                                                ------    -------     -------
  Total cash and marketable securities          20,896     22,262      19,820

Finance receivables - net                       58,966     57,550      56,495
Accounts and notes receivable (less allowances)  7,223      6,557       7,379
Inventories (less allowances)                   12,820     11,898      12,129
Contracts in process (less advances and
   progress payments)                            2,169      2,187       2,159
Deferred income taxes                           19,588     19,510      20,848
Equipment on operating leases (less accumulated
  depreciation)                                 32,964     30,112      30,308
Property
  Real estate, plants, and equipment            70,679     69,770      69,127
  Less accumulated depreciation                (41,287)   (41,298)    (41,508)
                                                ------     ------      ------
    Net real estate, plants, and equipment      29,392     28,472      27,619
  Special tools - net                            9,128      9,032       8,556
                                               -------    -------     -------
      Total property                            38,520     37,504      36,175

Intangible assets - net                         14,979     12,691      10,253
Other assets - net                              25,010     21,871      20,323
                                              --------   --------    --------
    Total assets                              $233,135   $222,142    $215,889
                                               =======    =======     =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Accounts payable (principally trade)        $15,021    $14,221     $13,206
   Notes and loans payable                      90,914     85,300      81,328
   Deferred income taxes                         4,712      3,207       3,521
   Postretirement benefits other than pensions  44,427     43,190      42,775
   Pensions                                      7,100      7,599       6,691
   Other liabilities and deferred credits       46,426     45,115      46,424
                                              --------   --------     -------
    Total liabilities                          208,600    198,632     193,945
                                               -------    -------     -------

   Minority interests                              735         92         144
   General Motors - obligated mandatorily
    redeemable preferred securities of
    subsidiary trusts holding solely
    junior subordinated debentures of
    General Motors
      Series D                                      79          -           -
      Series G                                     143          -           -

Stockholders' equity
  Preference stocks                                  1          1           1
   Common stocks
    $1-2/3 par value (issued, 707,772,699;
      756,619,625; and 756,622,676 shares)       1,180      1,261       1,261
    Class H (issued, 102,648,686;
      100,075,000 and 99,197,196 shares)            10         10          10
   Capital surplus (principally additional
     paid-in capital)                           16,211     19,189      19,134
   Retained earnings                             9,846      6,137       5,697
                                               -------    -------      ------
      Subtotal                                  27,248     26,598      26,103
   Minimum pension liability adjustment         (3,490)    (3,490)     (4,742)
   Accumulated foreign currency translation
     adjustments                                  (727)      (113)         50
   Net unrealized gains on investments in
    certain debt and equity securities             547        423         389
                                              --------   --------    --------
      Total stockholders' equity                23,578     23,418      21,800
                                              --------     ------      ------
      Total liabilities and stockholders'
        equity                                $233,135   $222,142    $215,889
                                               =======    =======     =======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)


                                                     Nine Months Ended Sept.30,
                                                        1997         1996
                                                        (Dollars in Millions)

Net cash provided by operating activities            $13,123       $14,195
                                                      ------        ------

Cash flows from investing activities
  Expenditures for property                           (6,958)       (6,764)
  Investments in companies, net of cash acquired      (1,788)         (126)
  Investments in other marketable securities
    - acquisitions                                   (24,790)      (16,933)
  Investments in other marketable securities
    - liquidations                                    23,547        16,081
  Finance receivables - acquisitions                (128,300)     (118,787)
  Finance receivables - liquidations                 105,401        92,875
  Proceeds from sales of finance receivables          20,512        28,675
  Operating leases - acquisitions                    (16,206)      (14,502)
  Operating leases - liquidations                     10,138         7,745
  Special inter-company payment from EDS                   -           500
  Other                                                  721           577
                                                      ------        ------
Net cash used in investing activities                (17,723)      (10,659)
                                                      ------       -------

Cash flows from financing activities
  Net increase (decrease) in loans payable             3,162        (3,760)
  Increase in long-term debt                          11,658        13,497
  Decrease in long-term debt                          (9,340)       (9,469)
  Proceeds from issuing common stocks                    471           211
  Repurchases of common stocks                        (3,353)            -
  Cash dividends paid to stockholders                 (1,252)       (1,183)
  Proceeds from sale of minority interest in
    DIRECTV(R)                                             -           138
                                                      ------        ------
Net cash provided by (used in) financing activities    1,346          (566)
                                                       -----        ------

Effect of exchange rate changes on cash
   and cash equivalents                                 (403)         (170)
                                                       -----         -----
Net cash (used in) provided by continuing
   operations                                         (3,657)        2,800
Net cash provided by discontinued operations               -           103
                                                   ---------        ------
Net (decrease) increase in cash and
    cash equivalents                                  (3,657)        2,903
Cash and cash equivalents at beginning
    of the period                                     14,063        10,496
                                                      ------        ------
Cash and cash equivalents at end of the period       $10,406       $13,399
                                                      ======        ======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

   To facilitate analysis, the following financial statements present the Corporation's manufacturing, wholesale marketing, defense, and electronics operations with the financing and insurance operations (primarily GMAC) reflected on an equity basis. This is the same basis and format used in years prior to the Corporation's adoption of SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries.


Consolidated Statements of Income With Financing and Insurance Operations on an Equity Basis (Unaudited)
                                      Three Months Ended     Nine Months Ended
                                        September 30,           September 30,
                                       1997       1996      1997       1996
                                      ------------------    ------------------
                                                (Dollars in Millions)
Net sales and revenues               $37,125   $34,607    $114,323   $109,461
                                      ------    ------     -------    -------

Costs and expenses
Cost of sales and other operating charges,
  exclusive of items listed below     31,484    29,627      95,506     92,878
Selling, general, and administrative
  expenses                             3,157     2,850       9,331      8,253
Depreciation and amortization
  expenses                             1,830     1,798       5,627      5,435
Plant closing expense (adjustment)         -      (409)         80       (409)
                                  ----------   -------  ----------  ---------
  Total costs and expenses            36,471    33,866     110,544    106,157
                                      ------    ------     -------    -------

Operating income                         654       741       3,779      3,304
Other income less income deductions      613       416       2,682      1,568
Interest expense                        (225)     (239)       (663)      (664)
                                      ------    ------      ------     ------
Income from continuing operations before
  income taxes, minority interests,
  and earnings of nonconsolidated
  affiliates                           1,042       918       5,798      4,208
Income taxes                             289        27       1,928      1,147
                                      ------   -------       -----      -----
Income from continuing operations before
  minority interests and earnings of
  nonconsolidated affiliates             753       891       3,870      3,061
Minority interests                        13        31          50         21
Earnings of nonconsolidated affiliates   301       349       1,041      1,085
                                      ------    ------       -----      -----
Income from continuing operations      1,067     1,271       4,961      4,167
Income from discontinued operations        -         -           -         10
                                    --------  --------   ---------    -------
  Net income                          $1,067    $1,271      $4,961     $4,177
                                       =====     =====       =====      =====

  Net profit margin (1)                  2.9%      3.7%        4.3%       3.8%

(1) Net profit margin represents net income as a percentage of net sales and revenues.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES


Consolidated Balance Sheets With Financing and Insurance Operations on an Equity Basis (Unaudited)
                                          Sept. 30,     Dec. 31,     Sept. 30,
                                             1997         1996         1996
                                          ------------------------------------
                                                 (Dollars in Millions)
                                     ASSETS

Cash and cash equivalents                  $9,930       $13,320       $12,475
Other marketable securities                 4,669         3,642         2,068
                                           ------       -------       -------
  Total cash and marketable securities     14,599        16,962        14,543
Accounts and notes receivable (less allowances)
  Trade                                     5,627         4,909         6,118
  Nonconsolidated affiliates                1,722           927         1,452
Inventories (less allowances)              12,820        11,898        12,129
Contracts in process (less advances and
  progress payments)                        2,169         2,187         2,159
Equipment on operating leases (less
  accumulated depreciation)                 3,854         3,918         4,081
Deferred income taxes and other             2,820         3,140         5,374
                                          -------       -------       -------
    Total current assets                   43,611        43,941        45,856
Equity in net assets of nonconsolidated
  affiliates                               10,313         9,855         9,806
Deferred income taxes                      20,341        20,075        18,460
Other investments and miscellaneous
  assets                                   13,926        11,712        11,728
Property - net                             38,010        37,156        35,888
Intangible assets -net                     14,803        12,523        10,080
                                         --------      --------      --------
    Total assets                         $141,004      $135,262      $131,818
                                          =======       =======       =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                          $11,871       $11,527       $10,679
Loans payable                               1,766         1,214         1,202
Accrued liabilities and customer deposits  32,440        29,822        30,193
                                           ------        ------        ------
    Total current liabilities              46,077        42,563        42,074
Long-term debt                              6,002         5,192         5,256
Capitalized leases                            184           198           163
Postretirement benefits other than
  pensions                                 41,820        40,578        40,184
Pensions                                    4,275         5,966         5,104
Other liabilities and deferred
  income taxes                             16,444        15,650        15,237
Deferred credits                            1,697         1,605         1,856
                                         --------      --------      --------
    Total liabilities                     116,499       111,752       109,874
                                          -------       -------       -------
Minority interests                            705            92           144
General Motors - obligated mandatorily
   redeemable preferred securities
   of subsidiary trusts holding solely
   junior subordinated debentures of
   General Motors
    Series D                                   79             -             -
    Series G                                  143             -             -
Stockholders' equity                       23,578        23,418        21,800
                                         --------      --------      --------
    Total liabilities and
      stockholders' equity               $141,004      $135,262      $131,818
                                          =======       =======       =======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES


Condensed Consolidated Statements of Cash Flows With Financing and Insurance Operations on an Equity Basis (Unaudited)
                                                           Nine Months Ended
                                                              September 30,
                                                            1997       1996
                                                          -------------------
                                                         (Dollars in Millions)

Net cash provided by operating activities                 $11,254   $11,053
                                                           ------    ------

Cash flows from investing activities
  Expenditures for property                                (6,648)   (6,518)
  Investments in companies, net of cash acquired           (1,788)     (126)
  Investments in other marketable securities
   - acquisitions                                         (11,083)   (8,226)
  Investments in other marketable securities
   - liquidations                                          10,056     7,352
  Operating leases - acquisitions                          (3,963)   (3,342)
  Operating leases - liquidations                           2,981     3,142
  Special inter-company payment from EDS                        -       500
  Other                                                         -       352
                                                          -------    ------
Net cash used in investing activities                     (10,445)   (6,866)
                                                           ------     -----

Cash flows from financing activities
  Net increase (decrease) in loans payable                    552      (985)
  Increase in long-term debt                                  358     1,918
  Decrease in long-term debt                                 (568)     (788)
  Proceeds from issuing common stocks                         471       211
  Repurchases of common stocks                             (3,353)        -
  Cash dividends paid to stockholders                      (1,252)   (1,183)
  Proceeds from sale of minority interest in DIRECTV            -       138
                                                           ------     -----
Net cash used in financing activities                      (3,792)     (689)
                                                            -----      ----

Effect of exchange rate changes on cash and
  cash equivalents                                           (407)     (173)
                                                            -----     -----
Net cash (used in) provided by continuing operations       (3,390)    3,325
                                                            -----     -----
Net cash provided by discontinued operations                    -       103
                                                            -----     -----
Net (decrease) increase in cash and cash equivalents       (3,390)    3,428
Cash and cash equivalents at beginning of the period       13,320     9,047
                                                           ------    ------
Cash and cash equivalents at end of the period             $9,930   $12,475
                                                           ======    ======

                              HUGHES NEWS RELEASE

      Los Angeles, October 13, 1997 - Hughes Electronics Corporation (Hughes) today announced third quarter revenues of $4,112.7 million, an increase of 8.0% over revenues of $3,807.8 million for the same period in 1996.

      Third  quarter  earnings,   before  the  effects  of  purchase  accounting
adjustments related to General Motors' (GM) acquisition of Hughes Aircraft Company, were $240.2 million, a decrease of 4.7% from the $252.0 million reported in the third quarter of 1996. Earnings per share decreased 4.8% to $0.60 per share from $0.63 per share in 1996.

      Operating profit (excluding GM purchase accounting adjustments) was $375.8 million for the third quarter, a 3.5% decline from the $389.3 million reported during the comparable period in 1996. The operating profit margin on the same basis was 9.1% for the quarter compared with 10.2% in the third quarter of 1996.

      C. Michael Armstrong, Hughes Chairman and Chief Executive Officer, said, "Third quarter financial performance was highlighted by record sales and operating profit in the Telecommunications and Space segment. Hughes' revenue growth was mostly due to increased sales resulting from continued DIRECTV(R) subscriber growth in the United States and Latin America, the 1997 PanAmSat merger, and build-up of defense information systems and services programs, which more than offset the decline in Delco Electronics revenues resulting from reduced electronic content per GM vehicle." Mr. Armstrong further stated that the improved operating profit in the Telecommunications and Space segment resulted principally from DIRECTV subscriber growth and the PanAmSat merger, but that overall Hughes earnings were negatively impacted by lower operating margins at Delco Electronics caused by continued price reductions.

                          Nine-Month Financial Review

      For the first nine months of 1997, revenues were $13,006.5 million, a 12.2% increase from the $11,590.4 million reported in the first nine months of 1996. Included in 1997 was a $489.7 million pre-tax gain related to the PanAmSat merger, while 1996 included a $120.3 million pre-tax gain recognized from the sale of 2.5% of DIRECTV to AT&T. Excluding these one-time gains, revenues increased 9.1% to $12,516.8 million from $11,470.1 million in the same 1996 period. This growth was primarily the result of increased revenues associated with the PanAmSat merger, DIRECTV subscriber growth, the build-up of newer defense programs, and increased sales of commercial satellites.

      Operating profit (excluding GM purchase accounting adjustments) for the first nine months of 1997 was $1,039.7 million compared with $1,224.9 million in the same period last year. The operating profit margin on the same basis for the first nine months of 1997 was 8.3% compared with 10.7% in the prior year's period. This reduction was principally the result of lower margins in the Automotive Electronics segment mostly due to price reductions, start-up operating losses related to the DIRECTV service in Latin America, and lower wireless telecommunications equipment sales and margins.

      Earnings (excluding GM purchase accounting adjustments) increased 16.8% to $1,016.8 million in the first nine months of 1997 compared with $870.3 million reported during the same period in 1996. Earnings per share increased 16.5% to $2.54 from $2.18 per share in the first nine months of 1996. Excluding the one-time gains associated with the PanAmSat merger and the sale of 2.5% of DIRECTV to AT&T in 1996, earnings decreased 12.6% to $698.5 million from $798.7 million in 1996 and earnings per share decreased 12.5% to $1.75 from $2.00, primarily due to lower operating profits.

                              Transactions Update

      On October 6, 1997 the General Motors Board of Directors approved final terms of a series of related strategic transactions involving Hughes. A press release issued that day discussed, in particular, the spin-off of Hughes Defense from Hughes and subsequent merger with Raytheon Company, the transfer of Delco Electronics from Hughes to GM's Delphi Automotive Systems, and the recapitalization of GM Class H common stock into a new stock tracking the telecommunications and space business of Hughes.


                   Segment Financial Review: Third Quarter

                          TELECOMMUNICATIONS AND SPACE

      Revenues for the third quarter were $1,242.2 million, an increase of 25.7% over revenues of $988.5 million reported in last year's third quarter. This growth was primarily due to continued expansion of the DIRECTV subscriber base in the United States and Latin America and increased revenues related to the PanAmSat merger. DIRECTV subscribers at September 30, 1997 month-end totaled 2,892,000 in the United States and 233,000 in Latin America.

      Operating profit in the third quarter increased to $115.0 million compared with $62.0 million reported in the same period of 1996. This increase was largely the result of improved performance in the domestic DIRECTV business and operating profit generated by PanAmSat. Consequently, the third quarter operating profit margin increased to 9.2% compared with 6.2% last year.


                             AUTOMOTIVE ELECTRONICS

      Revenues for the third quarter decreased 5.1% to $1,209.5 million from revenues of $1,274.6 million for the same period in 1996. The decline reflects a 9.3% decrease in Delco-supplied electronic content in GM vehicles, from $900 to $816 per vehicle, which more than offset a 9.8% increase in international and non-GM sales from $236 million to $259 million.

      Operating profit declined to $95.9 million in the quarter from $166.3 million in the comparable 1996 period. The decline was primarily due to price reductions resulting from competitive pricing in connection with GM's global sourcing initiative, and the impact from continued international expansion. As a result, third quarter operating profit margin declined to 8.0% from 13.1% in 1996.

                         AEROSPACE AND DEFENSE SYSTEMS

      Third quarter 1997 revenues were $1,628.4 million, a 6.8% increase over revenues of $1,524.5 million reported last year. The growth was principally due to the build-up of several newer programs, particularly information systems and services programs such as Hughes Air Warfare Center, Desktop V, and Wide Area Augmentation System, and the acquisition of the Marine Systems Group of Alliant Techsystems in March 1997.

      Operating profit for the period decreased slightly to $165.7 million compared with $167.1 million for the third quarter of 1996. The 1997 third quarter operating profit margin was 10.2% compared with 10.9% last year. The reduced operating profit margin was primarily due to a continued sales mix shift toward information systems and services programs.
















































                                    - 22 -
CONSOLIDATED STATEMENT OF INCOME AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME
(Dollars in Millions Except Per Share Amounts)

                                                             Nine Months
                                      Third Quarter      Ended September 30,
                                      -------------      ------------------
                                      1997      1996     1997         1996
                                      ----      ----     ----         -----
Revenues
Net sales
   Outside customers                $3,040.3 $2,590.8   $8,737.8    $7,560.9
   General Motors and affiliates     1,077.2  1,219.3    3,773.5     3,895.4
Other (loss) income - net               (4.8)    (2.3)     495.2       134.1
                                       -----    -----      -----      ------

Total Revenues                       4,112.7  3,807.8   13,006.5    11,590.4
                                     -------  -------   --------    --------

Costs and Expenses
Cost of sales and other operating charges,
   exclusive of items listed below   3,126.2  2,890.5    9,668.0     8,781.6
Selling, general, and administrative
   expenses                            435.9    383.6    1,312.4     1,041.9
Depreciation and amortization          179.6    146.7      491.2       407.9
Amortization of GM purchase accounting
   adjustments related to
   Hughes Aircraft Company              30.5     30.5       91.7        91.7
Interest expense - net                  14.0      5.1       41.7        11.7
                                       -----     ----      -----       -----

Total Costs and Expenses             3,786.2  3,456.4   11,605.0    10,334.8
                                     -------  -------   --------    --------

Income before Income Taxes and
   Minority Interests                  326.5    351.4    1,401.5     1,255.6
Income taxes                           112.8    144.7      498.1       508.4
Minority interests in net (income)
   losses of subsidiaries               (4.0)    14.8       21.7        31.4

Net Income                             209.7    221.5      925.1       778.6
Adjustments to exclude the effect
   of GM purchase accounting
   adjustments related to
   Hughes Aircraft Company              30.5     30.5       91.7        91.7
                                      ------   ------     ------      ------

Earnings Used for Computation of Available
   Separate Consolidated Net Income   $240.2   $252.0   $1,016.8      $870.3
                                       =====    =====    =======       =====

Available Separate Consolidated
   Net Income                          $61.3    $62.3     $257.1      $213.5
                                        ====     ====      =====       =====

Net Earnings Attributable to General
   Motors Class H Common Stock on a
   Per Share Basis                     $0.60    $0.63      $2.54       $2.18
                                        ====     ====       ====        ====

Certain  1996  amounts  have  been   reclassified   to conform  with  the  1997
presentation.
















                                    - 23 -


CONSOLIDATED BALANCE SHEET
(Dollars in Millions)
                                                  September 30,   December 31,
ASSETS                                                1997             1996
                                                  -------------    -----------
Current Assets
Cash and cash equivalents                          $1,443.1         $1,161.3
Accounts and notes receivable
   Trade receivables                                1,303.9          1,200.6
   General Motors and affiliates                      126.1            113.4
Contracts in process                                2,169.4          2,186.5
Inventories                                         1,761.7          1,528.5
Prepaid expenses, including deferred income taxes     694.6            568.1
-------------------------------------------------  --------          -------

Total Current Assets                                7,498.8          6,758.4
Property - Net                                      2,934.0          2,886.6
Telecommunications and Other Equipment - Net        2,586.4          1,133.5
Intangible Assets - Net                             5,757.8          3,466.0
Investments and Other Assets                        2,436.1          2,235.6

Total Assets                                      $21,213.1        $16,480.1
------------                                      ----------       ----------

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable
   Outside                                           $982.3           $896.4
   General Motors and affiliates                       13.0             27.5
Advances on contracts                                 753.3            868.9
Notes and loans payable                               687.7            248.1
Income taxes payable                                  218.8            132.9
Accrued liabilities                                 1,706.2          2,025.8
-------------------                                 -------          -------
Total Current Liabilities                           4,361.3          4,199.6
Long-Term Debt and Capitalized Leases               2,836.1             34.5
Postretirement Benefits Other Than Pensions         1,692.5          1,658.9
Other Liabilities and Deferred Credits              1,873.8          1,386.4
Minority Interests                                    639.4             20.8
Total Stockholder's Equity                          9,810.0          9,179.9
--------------------------                          --------         --------

Total Liabilities and Stockholder's Equity        $21,213.1        $16,480.1
                                                   ========         ========

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

Certain  1996  amounts  have  been   reclassified   to  conform  with  the  1997
presentation.














                                    - 24 -
PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)
                                                            Nine Months
                                      Third Quarter      Ended September 30,
                                      1997      1996     1997        1996
                                      ----      ----     ----        ------
TELECOMMUNICATIONS AND SPACE
Revenues
   Amount                             $1,242.2   $988.5  $3,870.3   $2,862.1
   As a percentage of Hughes Revenues     30.2%    26.0%     29.8%      24.7%
Net Sales                             $1,249.9   $993.9  $3,407.0   $2,765.2
Operating Profit (1)                    $115.0    $62.0    $162.3     $193.5
Operating Profit Margin (2)                9.2%     6.2%      4.8%       7.0%
Depreciation and Amortization (3)        $79.0    $53.9    $196.2     $141.8
Capital Expenditures (4)                $332.9   $109.3    $551.9     $334.9
------------------------                -------  -------   -------    -------
AUTOMOTIVE ELECTRONICS
Revenues
   Amount                             $1,209.5 $1,274.6  $4,116.6   $4,099.1
   As a percentage of Hughes Revenues     29.4%    33.5%     31.6%      35.4%
Net Sales                             $1,205.1 $1,267.6  $4,095.9   $4,068.0
Operating Profit (1)                     $95.9   $166.3    $375.9     $562.0
Operating Profit Margin (2)                8.0%    13.1%      9.2%      13.8%
Depreciation and Amortization            $58.1    $48.2    $169.9     $147.5
Capital Expenditures                     $36.9    $53.5    $109.2     $155.9
--------------------                     ------   ------   -------    -------
AEROSPACE AND DEFENSE SYSTEMS
Revenues
   Amount                             $1,628.4 $1,524.5  $4,912.6   $4,546.7
   As a percentage of Hughes Revenues     39.6%    40.0%     37.8%      39.2%
Net Sales                             $1,624.8 $1,529.3  $4,904.7   $4,543.5
Operating Profit (1)                    $165.7   $167.1    $502.0     $486.4
Operating Profit Margin (2)               10.2%    10.9%     10.2%      10.7%
Depreciation and Amortization (3)        $39.5    $43.9    $116.0     $109.9
Capital Expenditures                     $28.5    $50.6     $96.6     $105.7
--------------------                     ------   ------    ------    --------
CORPORATE AND OTHER
Operating Loss (1)                       $(0.8)   $(6.1)    $(0.5)    $(17.0)
==================                       ======   ======    ======    =======

Certain  1996  amounts  have  been   reclassified   to  conform  with  the  1997
presentation.
* The Consolidated Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company. However, as provided in the General Motors Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically excludes such adjustments. In order to provide additional analytical data, the above unaudited pro forma selected segment data, which excludes the purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company, is presented.
(1) Net Sales less Total Costs and Expenses other than Interest Expense.
(2) Operating Profit as a percentage of Net Sales.
(3) Excludes amortization arising from purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company amounting to $5.3 million in each of the third quarters and $15.9 million in each of the nine-month periods for the Telecommunications and Space segment and $25.2 million in each of the third quarters and $75.6 million in each of the nine-month periods for the Aerospace and Defense Systems segment.
(4)Includes expenditures related to telecommunications and other equipment amounting to $280.6 million, $38.7 million, $410.2 million, and $142.6 million, respectively.









                                    - 25 -

                     GMAC ANNOUNCES THIRD-QUARTER EARNINGS

   DETROIT -- GMAC (General Motors Acceptance Corporation) reported third quarter 1997 consolidated net income of $312 million, up 2% from $307 million earned in the third quarter of 1996, GMAC President John R. Rines announced today.

   In the third quarter of 1997, net income from financing operations, including the GMAC Mortgage Group, totaled $262 million, up from $252 million earned in 1996. The earnings increase primarily reflects growth in mortgage financing operations. Earnings from auto financing operations were flat, with reduced net financing margins offset by reduced operating expenses.

   Motors Insurance Corporation, GMAC's insurance subsidiary, generated net income of $50 million in the quarter, down 9% from the same period last year. The earnings decrease is due to lower capital gains partially offset by favorable underwriting results, mostly from automobile insurance and extended warranty coverages.

   GMAC's consolidated third quarter results brought net income for the first nine months of 1997 to $1,022 million, up 6% from $966 million earned in the same period of 1996.

                                    * * *



                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                  (Registrant)
Date    October 14, 1997
        -----------------
                                         By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)


















                                    - 26 -